Exhibit 10.3
AWARD NOTICE
AND
NONQUALIFIED STOCK OPTION AGREEMENT
HILTON 2017 OMNIBUS INCENTIVE PLAN
The Participant has been granted stock options with the terms set forth in this Award Notice, and subject to the terms and conditions of the Plan and the Nonqualified Stock Option Agreement (including the terms and conditions set forth in the appendices and exhibits attached thereto, the “Agreement”) to which this Award Notice is attached. Capitalized terms used and not defined in this Award Notice will have the meanings set forth in the Agreement and the Plan.

Participant Name	Number of Shares Subject to Option	Exercise Price	Vesting Schedule	Date of Grant
#ParticipantName#	#QuantityGranted# Shares	$#GrantPrice#	33.33% vests on March 3 of 2025, 2026 and 2027 (each, a “vesting date”)	#GrantDate#

Vesting Schedule:
Vesting of the Option as specified in the chart above is subject to the Participant’s continued employment with a member of the Company Group through the applicable vesting date. If the number of Shares is not evenly divisible by three (3), then no fractional Share will vest and the installments will be as equal as possible with the smaller installment(s) vesting in year one and two, the remainder will vest in year three.
Each such right of purchase will be cumulative and will continue, unless sooner exercised or terminated as herein provided, during the remaining period of the Option Period.

NONQUALIFIED STOCK OPTION AGREEMENT
HILTON 2017 OMNIBUS INCENTIVE PLAN
This Nonqualified Stock Option Agreement, effective as of the Date of Grant (as defined below), is between Hilton Worldwide Holdings Inc., a Delaware corporation (the “Company”), and the individual listed in the Award Notice as the “Participant”. Capitalized terms have the meaning set forth in Section 25, or, if not otherwise defined herein, in the Hilton 2017 Omnibus Incentive Plan (as it may be amended, the “Plan”).
1.Grant of Options.
(a)Effective as of the Date of Grant, the Company irrevocably grants to the Participant the right and option (the “Option”) to purchase all or any part of the Shares, subject to, and in accordance with, the terms, conditions and restrictions in the Plan, the Award Notice, and this Agreement.
(b)The Option is not intended to qualify as an Incentive Stock Option within the meaning of Section 422 of the Code.
(c)This Agreement will be construed in accordance and consistent with, and subject to, the terms of the Plan (the provisions of which are incorporated herein by reference). In the event of any conflict between one or more of this Agreement, the Award Notice and the Plan, the Plan will govern this Agreement and the Award Notice, and the Agreement (to the extent not in conflict with the Plan) will govern the Award Notice.
2.Exercise Price. The price at which the Participant will be entitled to purchase the Shares upon the exercise of the Option will be the Exercise Price per Share, subject to adjustment as provided in Section 8.
3.Exercisability of Option. The Option will become vested and exercisable in accordance with the schedule set forth on the Award Notice. For the avoidance of doubt, the Participant is not entitled to pro-rata vesting of the Option if the Participant is employed for only a portion of the vesting period, but no longer employed on the respective vesting date.
4.Duration of Option. The Option will be exercisable to the extent and in the manner provided herein for a period of ten (10) years from the Date of Grant (the “Option Period”); provided, however, that the Option may be earlier terminated as provided in Section 6 hereof.
5.Manner of Exercise and Payment.
(a)Subject to the terms and conditions of this Agreement and the Plan, the Option may be exercised by delivery of written or electronic notice to the Company in the manner prescribed in Section 7(d) of the Plan and as otherwise set forth by the Committee from time to time. Such notice will set forth the number of Shares in respect of which the Option is being exercised and will be signed by the person or persons exercising the Option. In the event the Company has designated an Award Administrator (as defined below), the Option may also be exercised by giving notice (including through electronic means) in accordance with the procedures established from time to time by the Award Administrator. Upon exercise of the Option, the Participant also must pay any amount necessary to satisfy applicable U.S. and non-U.S. federal, state or local tax or other withholding requirements or rights, if any (“Withholding Taxes”) in accordance with Section 15(d) of the Plan. Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part, provided that partial exercise will be for whole shares of Common Stock only.
(b)In accordance with Section 7(d) of the Plan, the Exercise Price and applicable Withholding Taxes may be paid by any of the following methods, or a combination thereof:
(i)cash, check, and/or cash equivalent;
(ii)to the extent permitted by the Committee, with shares of Common Stock valued at the Fair Market Value at the time the Option is exercised (including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of shares of Common Stock in lieu of actual issuance of such shares to the Company); provided, that such shares of Common Stock are not subject to any pledge or other security interest and have been held by the Participant for any period of time as established from time to time by the Committee in order to avoid adverse accounting treatment applying generally accepted accounting principles (“GAAP”);
(iii)by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered (including telephonically to the extent permitted by the Committee) a copy of irrevocable instructions to a stockbroker to sell the shares of Common Stock otherwise issuable upon the exercise of the Option and to deliver promptly to the Company an amount sufficient to cover the Exercise Price and any Withholding Taxes; or
(iv)a “net exercise” procedure effected by withholding a number of shares of Common Stock otherwise issuable in respect of an Option that is sufficient to pay the Exercise Price and any Withholding Taxes.
(c)Upon receipt of the notice of exercise and any payment or other documentation as may be necessary pursuant to Sections 5(a) and 5(b) relating to the Shares in respect of which the Option is being exercised, the Company will, subject to the Plan and this Agreement, take such action as may be necessary to effect the transfer to the Participant of the number of Shares as to which such exercise was effective.
(d)If, on the originally scheduled expiration date of the Option, the Option is vested and exercisable immediately prior to such expiration and the Fair Market Value of the Shares exceeds the Exercise Price of the Option, then any portion of the Option which has not previously been exercised shall automatically be “net exercised” (as described in Section 5(b) (iv) as of such date (the “Automatic Exercise Date”) without any further action by the Participant
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to whom the Option was granted (or the Person(s) to whom the Option may have been transferred by will or by the laws of descent and distribution in accordance with Section 15(b) of the Plan), but only if no suspension of the automatic option exercise program described under this Section 5(d) is then in effect. The aggregate Exercise Price for any Option exercised under this Section 5(d) and any applicable Withholding Taxes will be paid by the Company retaining from the total number of Shares, as to which the Option is being exercised, a number of Shares having an aggregate Fair Market Value as of the Automatic Exercise Date equal to the amount of such aggregate Exercise Price plus the applicable Withholding Taxes. Consistent with Section 4 of the Plan, the Committee shall have the sole authority to limit or modify the applicability of this Section 5(d) to Participants who are employed, residing and/or subject to the laws of a jurisdiction outside of the United States. Since the responsibility for exercising the Option rests with the Participant, and because the exercise procedure described in this Section 5(d) is provided only as a convenience to the Participant, neither the Committee, the Company nor any of its directors, officers, employees or agents shall incur any liability to any Participant if the Option expires unexercised because an exercise pursuant to this Section 5(d) fails to occur for any reason.
(e)The Participant will not be deemed to be the holder of, or to have any of the rights and privileges of a stockholder of the Company (including the right to vote or receive dividends) in respect of, Shares purchased upon exercise of the Option until (i) the Option has been exercised pursuant to the terms of this Agreement and the Participant has paid the full purchase price for the number of Shares in respect of which the Option was exercised and any applicable Withholding Taxes and (ii) the Company has issued the Shares in connection with such exercise.
6.Termination of Employment.
(a)Subject to Section 6(c) or Section 6(d) below, in the event that the Participant’s employment with the Company Group terminates for any reason, any unvested portion of the Option will be forfeited and all of the Participant’s rights under this Agreement will terminate as of the effective date of Termination (the “Termination Date”) (unless otherwise provided for by the Committee in accordance with the Plan).
(b)If the Participant’s employment is terminated by the Company Group for Cause or by the Participant when grounds existed for Cause at the time thereof, the vested and unvested portions of the Option will terminate as of the Termination Date.
(c)The Option will become immediately vested and exercisable as of the Termination Date as to all of the Shares subject to the Option if the Participant’s employment with the Company Group is terminated:
(i)by the Company Group due to or during the Participant’s Disability or due to the Participant’s death; or
(ii)by the Company Group without Cause if such termination of the Participant’s employment occurs within twelve (12) months following a Change in
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Control (for the avoidance of doubt, a Change in Control alone will not result in any vesting hereunder).
(d)In the event the Participant’s employment with the Company Group terminates as a result of the Participant’s Retirement after the date that is six (6) months after the Date of Grant, the Option will continue to vest and become exercisable, following the Termination Date, in accordance with the schedule set forth in the Award Notice so long as no Restrictive Covenant Violation occurs, as determined by the Committee, or its designee, in its sole discretion, prior to the applicable vesting date. As a pre-condition to the Participant’s right to continued vesting following Retirement, the Committee, or its designee, may require the Participant to certify in writing prior to each applicable vesting date that no Restrictive Covenant Violation has occurred. In the event of the Participant’s death following Retirement, any unvested portion of the Option will become immediately vested and exercisable as of the date of death.
(e)In the event (i) the Participant’s employment with the Company Group is terminated by the Company due to death or Disability, each outstanding vested Option will remain exercisable for one (1) year thereafter (but in no event beyond the Option Period), (ii) the Participant’s employment is terminated due to a Retirement each outstanding vested Option (whether such Option becomes vested before, on, or after the Termination Date) will remain exercisable for five (5) years after the Termination Date (but in no event beyond the Option Period), (iii) the Participant’s death following Retirement, each outstanding vested Option will remain exercisable for one (1) year following date of death (but in no event beyond the Option Period) and (iv) the Participant’s employment with the Company Group is terminated for any other reason (subject to Section 6(b)), each outstanding vested Option will remain exercisable for ninety (90) days thereafter (but in no event beyond the Option Period); provided that, in each case, the Option Period will expire immediately upon the occurrence of a Restrictive Covenant Violation.
(f)The Participant’s rights with respect to the Option will not be affected by any change in the nature of the Participant’s employment so long as the Participant continues to be an employee of the Company Group. Whether (and the circumstances under which) the Participant’s employment has terminated and the determination of the Termination Date for the purposes of this Agreement will be determined by the Committee (or, with respect to any Participant who is not a director or Officer, its designee, whose good faith determination will be final, binding and conclusive; provided, that such designee may not make any such determination with respect to the designee’s own employment for purposes of the Option).
7.Repayment of Proceeds; Clawback Policy. The Option and all proceeds related to the Option are subject to the clawback and repayment terms set forth in Sections 15(v) and 15(w) of the Plan and the Company’s Clawback Policy, as amended from time to time, to the extent the Participant is a director or Officer. In addition, if a Restrictive Covenant Violation occurs or the Company discovers after a Termination that grounds existed for Cause at the time thereof, then the Participant will be required, in addition to any other remedy available (on a non-exclusive basis), to pay to the Company, within ten (10) business days of the Company’s request
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to the Participant therefor, an amount equal to the excess, if any, of (a) the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) the Participant received upon the sale or other disposition of, or distributions in respect of, the Options and any Shares acquired in respect thereof over (b) the aggregate Cost (if any) of such Shares. For purposes of this Agreement, “Cost” means, in respect of any Share, the amount paid by the Participant for the Share (excluding, for the avoidance of doubt, any Withholding Taxes), as proportionately adjusted for corporate transactions and other recapitalizations and less the amount of any dividends or distributions made with respect to the Share; provided that Cost may not be less than zero. Any reference in this Agreement to grounds existing for a Termination for Cause will be determined without regard to any notice period, cure period, or other procedural delay or event required prior to the finding of, or Termination for, Cause.
8.Adjustments Upon Change in Capitalization. The terms of this Agreement, including, without limitation, (a) the number of Shares subject to the Option and (b) the Exercise Price specified herein, will be subject to adjustment in accordance with Section 13 of the Plan.
9.Restrictive Covenants. The Participant acknowledges and recognizes the highly competitive nature of the businesses of the Company Group, that the Participant will be allowed access to confidential and proprietary information (including, but not limited to, trade secrets) about those businesses, as well as access to the prospective and actual customers, suppliers, investors, clients and partners involved in those businesses, and the goodwill associated with the Company Group. The Participant accordingly agrees to the provisions of Appendix A to this Agreement (the “Restrictive Covenants”). For the avoidance of doubt, the Restrictive Covenants contained in this Agreement are in addition to, and not in lieu of, any other restrictive covenants or similar covenants or agreements between the Participant and the Company Group.
10.Restrictions on Transfer. The Participant may not assign, sell or otherwise transfer the Option or the Participant’s right under the Option to receive Shares, other than in accordance with Section 15(b) of the Plan.
11.Option Subject to Plan. The Agreement and Option granted under this Agreement are subject to all terms and provisions of the Plan and all such terms and provisions are incorporated into this Agreement. By accepting the Option, the Participant acknowledges that the Participant has received and read the Plan and prospectus and agrees to be bound by the terms, conditions, and restrictions set forth in the Plan, this Agreement, and the Company’s policies, as in effect from time to time, relating to the Plan.
12.Governing Law; Venue. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws provisions thereof. For purposes of litigating any dispute that arises under this Agreement, the parties consent to and submit to the exclusive and personal jurisdiction and venue of the State of New York or the State of Delaware, and each of the Participant, the Company, and any transferees who hold a portion of the Option pursuant to a valid assignment, hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding, or judgment.
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13.No Additional Rights. By accepting this Agreement and the grant of the Option contemplated in this Agreement, the Participant expressly acknowledges that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time to the extent permitted by the Plan;
(b)the grant of the Option is exceptional, voluntary and occasional and it does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past;
(c)all determinations with respect to future option grants, if any, including the grant date, the number of Shares granted, the exercise price and the exercise date or dates, will be at the sole discretion of the Company;
(d)the Participant’s participation in the Plan is voluntary and not a condition of employment, and the Participant may decline to accept the Option without adverse consequences to the Participant’s continued employment relationship with the Company Group;
(e)neither the Plan nor this Agreement nor the Participant’s receipt of the Option hereunder will impose any obligation on the Company Group to continue the employment of the Participant and the Company Group may at any time terminate the employment of the Participant, free from any liability or claim under the Plan or this Agreement, except as otherwise expressly provided herein;
(f)the value of the Option is an extraordinary item that is outside the scope of the Participant’s employment contract, if any, and nothing can or must automatically be inferred from such employment contract or its consequences;
(g)Options and any Shares acquired under the Plan, and the income from and value of same, are not part of normal or expected compensation for any purpose and are not to be used for calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, holiday pay, pension or retirement benefits or welfare or similar payments, and the Participant waives any claim on such basis and, for the avoidance of doubt, the Option will not constitute an “acquired right” under the applicable law of any jurisdiction;
(h)if the underlying Shares do not increase in value, the Option will have no value;
(i)if the Participant exercises the Option and acquires Shares, the value of such Shares may increase or decrease in value, even below the Exercise Price;
(j)the future value of the underlying Shares is unknown, indeterminable, and cannot be predicted with certainty; and
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(k)the Participant will have no rights to compensation or damages related to Option proceeds in consequence of the Termination of the Participant’s employment for any reason whatsoever and whether or not in breach of contract, and/or the application of any clawback or recoupment policy of the Company or any recoupment, recovery, or clawback policy otherwise required by applicable laws.
14.Electronic Delivery and Acceptance. This Agreement may be executed electronically and in counterparts. The Company currently delivers documents related to the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line system established and maintained by the Company or a third party designated by the Company.
15.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Option and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
16.No Advice Regarding Grant. The Participant acknowledges and agrees that the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
17.Appendices For Non-U.S. Participants and Certain U.S. Participants. Notwithstanding any provisions in this Agreement to the contrary, Participants residing and/or working outside of the United States (“Non-U.S. Participants”) will be subject to the Terms and Conditions for Non-U.S. Participants attached as Appendix C and to the Country-Specific Terms and Conditions attached as Appendix D (to the extent applicable). Additionally, Participants residing and/or working in any of the states or territories of the United States identified in the State Restrictive Covenant Annex attached as Appendix B will be subject to the terms and conditions thereof. If the Participant relocates from the United States to another country, the Terms and Conditions for Non-U.S. Participants and the applicable Country-Specific Terms and Conditions will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Moreover, if the Participant relocates between any of the countries included in the Country-Specific Terms and Conditions, the additional terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.
18.Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement will not be affected by such holding and will continue in full force in accordance with their terms.
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19.Waiver. The Participant acknowledges that a waiver by the Company of the breach of any provision of this Agreement will not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant or any other participant in the Plan.
20.Insider Trading Restrictions/Market Abuse Laws. The Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect his or her ability to, directly or indirectly, accept, acquire, sell, or attempt to sell or otherwise dispose of Shares, rights to Shares (e.g., Options), or rights linked to the value of Shares during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws and/or regulations in the applicable jurisdictions or the Participant’s country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant places before possessing the inside information. Furthermore, the Participant may be prohibited from (i) disclosing inside information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them to otherwise buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant is responsible for ensuring compliance with any applicable restrictions and should consult his or her personal legal advisor on this matter.
21.Successors in Interest. Any successor to the Company will have the benefits of the Company under, and be entitled to enforce, this Agreement. Likewise, the Participant’s legal representative will have the benefits of the Participant under, and be entitled to enforce, this Agreement. All obligations imposed upon the Participant and all rights granted to the Company under this Agreement will be final, binding and conclusive upon the Participant’s heirs, executors, administrators and successors.
22.Award Administrator. The Company may from time to time designate a third party (an “Award Administrator”) to assist the Company in the implementation, administration and management of the Plan and any Options granted thereunder, including by sending award notices on behalf of the Company to Participants, and by facilitating through electronic means acceptance of Agreement by Participants and Option exercises by Participants.
23.Book Entry Delivery of Shares. Whenever reference in this Agreement is made to the issuance or delivery of certificates representing one or more Shares, the Company may elect to issue or deliver such Shares in book entry form in lieu of certificates.
24.Acceptance and Agreement by the Participant; Forfeiture upon Failure to Accept. The Participant’s rights under the Option will lapse ninety (90) days from the Date of Grant, and the Option will be forfeited on such date if the Participant will not have accepted this Agreement by such date. For the avoidance of doubt, the Participant’s failure to accept this Agreement will not affect the Participant’s continuing obligations under any other agreement between the Company and the Participant. The Participant is advised to consult with an attorney regarding this Agreement (including all of its appendices and exhibits) before accepting it.
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25.Definitions. The following terms have the following meanings for purposes of this Agreement:
(a)“Agreement” means this Nonqualified Stock Option Agreement including (unless the context otherwise requires) the Award Notice, Appendix A, Appendix B (and the exhibits attached thereto), and the appendices for Non-U.S. Participants attached hereto as Appendix C and Appendix D.
(b)“Award Notice” means the notice to the Participant.
(c)“Exercise Price” means the “Exercise Price” listed in the Award Notice.
(d)“Date of Grant” means the “Date of Grant” listed in the Award Notice.
(e)“Officer” means “officer” as defined under Rule 16a-1(f) of the Exchange Act.
(f)“Participant” means the “Participant” listed in the Award Notice.

(g) “Restrictive Covenant Violation” means the Participant’s breach of the Restrictive Covenants or any other covenant regarding confidentiality, competitive activity, solicitation of the Company Group’s vendors, suppliers, customers, or employees, or any similar provision applicable to or agreed to by the Participant.
(h)“Retirement” means a termination of the Participant’s employment with the Company Group for any reason, whether by the Participant or by the Company Group, following the date on which (i) the Participant attained the age of 55 years old, and (ii) the number of completed years of the Participant’s employment with the Company Group is at least 10 as based on the Company Seniority Date; provided, however, that a termination of the Participant’s employment (w) by the Company Group for Cause, (x) by the Company Group, or the Participant, in either case, while grounds for Cause exist, (y) due to the Participant’s death, or (z) due to or during the Participant’s Disability, in each case, will not constitute a Retirement for the purposes of this Agreement, regardless of whether such termination occurs following the date on which the age and service requirements set forth in clauses (i) and (ii) have been satisfied.
(i)“Shares” means the number of shares of Common Stock listed in the Award Notice as “Number of Shares Subject to Option”.
[Signatures follow]
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HILTON WORLDWIDE HOLDINGS INC.

By:    /s/ Christopher J. Nassetta
    Christopher J. Nassetta
    Chief Executive Officer

By:    /s/ Laura Fuentes
Laura Fuentes
Executive Vice President and Chief Human Resources Officer

Acknowledged and Agreed
as of the date first written above:
#Signature#
______________________________
Participant Signature

APPENDIX A
Restrictive Covenants
1.Non-Competition; Non-Solicitation.
(a)The Participant acknowledges and recognizes the highly competitive nature of the businesses of the Company Group and accordingly agrees as follows:
(i)While the Participant is employed by the Company Group (the “Employment Term”) and for a period that ends on the later to occur of (A) the first anniversary of the Termination Date or (B) the last day on which any portion of the Award granted under this Agreement is eligible to vest if the Participant ceases to perform services on behalf of the Company Group as a result of the Participant’s Retirement (such period, the “Restricted Period”), the Participant will not, whether on the Participant’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting away from the Company the business of any then current or prospective client or customer with whom the Participant (or his or her direct reports) had personal contact or dealings on behalf of the Company or about whom the Participant had access to Confidential Information during the one-year period preceding the Termination Date.
(ii)During the Restricted Period, the Participant will not, directly or indirectly:
(A)engage in the Business providing services in the nature of the services the Participant provided to any member of the Company Group at any time in the one year prior to the Termination Date, for a Competitor (as defined below) in the Restricted Area (as defined below);
(B)enter the employ of, or render any services to, a Competitor in the Restricted Area that are in the nature of the services the Participant provided to the Company at any time in the one (1) year prior to the Termination Date, except where such employment or services do not relate in any manner to the Business;
(C)acquire a financial interest in, or otherwise become actively involved with, a Competitor in the Restricted Area, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or
(D)intentionally and adversely interfere with, or attempt to adversely interfere with, business relationships between the members of the Company Group and any of their clients, customers, suppliers, partners, members or investors.
Appendix A - 1

(iii)Notwithstanding anything to the contrary in this Appendix A, the Participant may, directly or indirectly, own, solely as an investment, securities of any Person engaged in a Business (including, without limitation, a Competitor) which are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Participant (A) is not a controlling Person of, or a member of a group which controls, such Person and (B) does not, directly or indirectly, own 2% or more of any class of securities of such Person.
(iv)During the Restricted Period, the Participant will not, whether on the Participant’s own behalf or on behalf of or in conjunction with any Person or entity, directly or indirectly solicit or encourage any employee of the Company Group with whom the Participant (or his or her direct reports) had personal contact or dealings on behalf of the Company or about whom the Participant had access to Confidential Information during the one-year period preceding the Termination Date to leave the employment of the Company Group or hire any employee who was employed by the Company Group as of the Termination Date, provided that this prohibition does not apply to (i) administrative personnel employed by the Company or (ii) any Company employee who is hired away from the Company as a result of responding to a generic job posting on a website or in a newspaper or periodical of general circulation, without any involvement or encouragement by the Participant.
(v)During the Restricted Period, the Participant will not, whether on the Participant’s own behalf or on behalf of or in conjunction with any Person, directly and intentionally encourage any consultant of the Company to cease working with the Company.
(vi)For purposes of this Agreement:
(A)“Business” means the business of owning, operating, managing and/or franchising hotel and lodging properties.
(B)“Competitor” means any Person engaged in the Business, including, but not limited to, Accor Group, AirBnB Inc., Best Western International, Carlson Hospitality Worldwide, Choice Hotels International, G6 Hospitality LLC, Host Hotels & Resorts, Inc., Hyatt Hotels Corporation, InterContinental Hotels Group Plc, LQ Management LLC, Marriott International, Inc., Wyndham Hotels & Resorts, Inc. and Wynn Resorts, Limited.
(C)“Restricted Area” means the United States and any country in which the Company is engaged in the Business or where the Participant knows or should know the Company has taken steps to engage in the Business.
(b)It is expressly understood and agreed that although the Participant and the Company consider the restrictions contained in this Section 1 to be reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Appendix A is an unenforceable restriction against the Participant,
Appendix A - 2

the provisions of this Appendix A will not be rendered void but will be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Appendix A is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding will not affect the enforceability of any of the other restrictions contained herein.
(c)The period of time during which the provisions of this Section 1 will be in effect will be extended by the length of time during which the Participant is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.
2.Confidentiality; Non-Disparagement; Intellectual Property; Protected Rights.
(a)Confidentiality.
(i)The Participant will not at any time (whether during or after the Employment Term) (x) retain or use for the benefit, purposes or account of the Participant or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company Group (other than its professional advisers who are bound by confidentiality obligations or otherwise in performance of the Participant’s duties during the Employment Term and pursuant to customary industry practice), any non-public, proprietary or confidential information (including, without limitation, trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals) concerning the past, current or future business, activities and operations of any member of the Company Group and/or any third party that has disclosed or provided any of same to any member of the Company Group on a confidential basis (“Confidential Information”) without the prior written authorization of the Board or its designee.
(ii)“Confidential Information” does not include any information that is (a) generally known to the industry or the public other than as a result of the Participant’s breach of this covenant; (b) made legitimately available to the Participant by a third party without breach of any confidentiality obligation of which the Participant has knowledge; or (c) required by law to be disclosed; provided that, unless otherwise provided under applicable law, with respect to subsection (c) the Participant is required to give prompt written notice to the Company of such requirement, disclose no more information than is so required, and reasonably cooperate with any attempts by the Company to obtain a protective order or similar treatment.
Appendix A - 3

(iii)Upon termination of the Participant’s employment with the Company Group for any reason, the Participant agrees to (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by any member of the Company Group; and (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in the Participant’s possession or control (including any of the foregoing stored or located in the Participant’s office, home, laptop or other computer, whether or not Company Group property) that contain Confidential Information, except that the Participant may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information.
(b)Non-Disparagement. During the Employment Term and at all times thereafter, the Participant will not directly, or through any other Person, make any public or private statements that are disparaging of the Company, its affiliates or subsidiaries, or their respective businesses or employees, officers, directors, or stockholders, or any product or service offered by any member of the Company Group; provided, however, that nothing contained in this Section 2(b) precludes the Participant from providing truthful testimony in any legal proceeding, or making any truthful statement (i) to any governmental agency in accordance with Section 2(d) hereof; (ii) as required or permitted by applicable law or regulation; or (iii) as required by court order or other legal process.
(c)Intellectual Property.
(i)If the Participant has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, prior to the commencement of the Employment Term, that are relevant to or implicated by such employment (“Prior Works”), the Participant hereby grants the Company a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company Group’s current and future business.
(ii)If the Participant creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during the Employment Term and within the scope of such employment and with the use of any Company Group resources (“Company Works”), the Participant agrees to promptly and fully disclose such Company Works to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property,
Appendix A - 4

copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.
(iii)The Participant agrees to take all reasonably requested actions and execute all reasonably requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Prior Works and Company Works. If the Company is unable for any other reason, after reasonable attempt, to secure the Participant’s signature on any document for this purpose, then the Participant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Participant’s agent and attorney in fact, to act for and on the Participant’s behalf and stead to execute any documents and to do all other lawfully permitted acts required in connection with the foregoing.
(iv)The Participant agrees not to improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with any member of the Company Group any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. The Participant agrees to comply with all relevant policies and guidelines of the Company Group that are from time to time previously disclosed to the Participant, including regarding the protection of Confidential Information and intellectual property and potential conflicts of interest. The Participant acknowledges that any member of the Company Group may amend any such policies and guidelines from time to time, and that the Participant remains at all times bound by their most current version from time to time previously disclosed to the Participant.
(d)Protected Rights. Nothing contained in this Agreement limits (i) the Participant’s ability to disclose any information to governmental agencies or commissions as may be required by law, or (ii) the Participant’s right to communicate, cooperate or file a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise make disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law, or (iii) the Participant’s right to receive an award from a Governmental Entity for information provided under any whistleblower program, without notice to the Company. This Agreement does not limit the Participant’s right to seek and obtain a whistleblower award for providing information relating to a possible securities law violation to the Securities and Exchange Commission. The Participant shall not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a U.S. federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If the
Appendix A - 5

Participant files a lawsuit for retaliation by an employer for reporting a suspected violation of law the Participant may disclose the trade secret to the attorney of the Participant and use the trade secret information in the court proceeding, if the Participant files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. The Participant is not be required to give prior notice to (or get prior authorization from) the Company regarding any such communication or disclosure. Except as otherwise provided in this paragraph or under applicable law, under no circumstance is the Participant authorized to disclose any information covered by the Company’s or any other member of the Company Group’s attorney-client privilege or attorney work product or the Company’s or any other member of the Company Group’s trade secrets without the prior written consent of the Company.
(e)Injunctive Relief; Other Remedies for Breach. The Participant acknowledges and agrees that a violation of any of the terms of this Appendix A will cause the Company irreparable injury for which adequate remedy at law is not available. Accordingly, it is agreed that the Company may seek an injunction, restraining order or other equitable relief to prevent breaches of the provisions of this Appendix A and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in the United States or any state thereof, in addition to any other remedy to which it may be entitled at law or equity. Additionally, in the event the Participant breaches the terms of this Appendix A, the Participant shall be deemed to have engaged in Detrimental Activity (as defined in the Plan) and the provisions set forth in Section 15(w) of the Plan shall apply.
The provisions of Section 2 hereof will survive the termination of the Participant’s employment for any reason.
3.Exceptions/Modifications for Certain U.S. States and Territories. The provisions of this Appendix A may be supplemented and/or modified by the terms set forth in the State Restrictive Covenant Annex attached hereto as Appendix B, depending on the state or other jurisdiction in which the Participant primarily resides and/or provides services.
Appendix A - 6

APPENDIX B
State Restrictive Covenant Annex
Set forth below are additional terms and conditions which supplement and/or modify one or more sections of Appendix A to the Nonqualified Stock Option Agreement (the “Agreement”), depending on the state or other jurisdiction in which the Participant primarily resides and/or primarily provides services, as required by applicable law. Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement or Appendix A to which this State Restrictive Covenant Annex is attached.

CALIFORNIA
If the Participant is primarily a resident of, or primarily provides services in, California on (i) the Date of Grant or (ii) the Termination Date:
(a)Sections 1(a)(i) and 1(a)(ii) of Appendix A shall not apply after the Termination Date,
(b)During the portion of the Restricted Period which follows the Termination Date, Section 1(a)(iv) of Appendix A shall be amended to delete the words “or hire any employee who was employed by the Company Group as of the Termination Date”,
(c)The following sentence shall be added to Section 2(d) of Appendix A:
“Nothing in this agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.”
(d)The following sentence shall be added as Section 2(c)(v) of Appendix A:
“Notwithstanding any other provision of Appendix A to the contrary, this Section 2(c) of Appendix A is subject to the provisions of California Labor Code Sections 2870, 2871 and 2872. In accordance with Section 2870 of the California Labor Code, the Participant’s obligation to assign to the Company Group the Participant’s right, title and interest throughout the world in and to all Works does not apply to any Works the Participant developed entirely on the Participant’s own time without using the Company Group’s equipment, supplies, facilities, or Confidential Information except for such Works that relate to either (i) the business of the Company Group at the time of conception or reduction to practice of the Works, or actual or demonstrably anticipated research or development of the Company Group or (ii) result from any work performed by the Participant for the Company Group. A copy of California Labor Code Sections 2870, 2871 and 2872 is attached to the State Restrictive Covenant Annex as Exhibit 1. The Participant agrees to disclose all Works to the Company Group, even if the Participant does not believe that the Participant is required under Section 2(c) of Appendix A, or pursuant to California Labor Code Section 2870, to assign the Participant’s interest in such Works to the Company Group or its nominee.”
(e)To the extent the Participant is a party to any other agreement or arrangement with the Company Group which contains restrictive covenants still in effect which conflict with the terms of this California supplement, such restrictive covenants shall to that extent be superseded and replaced by the terms stated herein.
(f)Notwithstanding anything in the Agreement to the contrary, Appendix A shall be governed by California law, without regard to principles of conflicts of law.

Appendix B - 1

COLORADO
If the Participant is primarily a resident of, or primarily provides services in, Colorado on (i) the Date of Grant or (ii) the Termination Date:
(a)Sections 1(a)(i) and 1(a)(iv) of Appendix A shall not apply after the Termination Date unless the Participant earns, as of the Date of Grant and the date on which enforcement is sought, an amount of annualized cash compensation equivalent or greater than $74,250 (which is the threshold amount for 2024 and represents 60% of Colorado’s “threshold amount for highly compensated workers,” which is subject to annual adjustments pursuant to Colorado law); and
(b)Section 1(a)(ii) of Appendix A shall not apply after the Termination Date unless the Participant earns, as of the Date of Grant and the date on which enforcement is sought, an amount of annualized cash compensation equivalent to or greater than $123,750 (which is the threshold amount for 2024 and represents 100% of Colorado’s “threshold amount for highly compensated workers,” which is subject to annual adjustments pursuant to Colorado law).
The Participant acknowledges that the Participant was provided a separate notice of the terms of the above-referenced restrictions at least 14 days before the earlier of (1) the effective date of the Restrictive Covenants or (2) the Date of Grant.

DISTRICT OF COLUMBIA
If the Participant is a “covered employee,” as defined by the District of Columbia’s Ban on Non-Compete Agreements Amendment Act of 2020 (as amended):
(a)Section 1(a)(ii) of Appendix A shall not apply after the Termination Date; and
(b)During the Employment Term, Section 1(a)(ii) of Appendix A shall apply only to the extent permitted by District of Columbia law.
A “covered employee” is an individual who performs work for pay in the District of Columbia for an employer and who is not a “highly compensated employee,” and (i) spends (or, for new hires, is reasonably anticipated to spend) more than 50% of his or her work time for the employer working in the District of Columbia, or (ii) whose employment for the employer is or will be based in the District of Columbia and the employee regularly spends (or, for new hires, is reasonably anticipated to spend) a substantial amount of his or her work time for the employer in the District of Columbia and no more than 50% of his or her work time for such employer in another jurisdiction. The term “covered employee” does not include partners in a partnership.
A “highly compensated employee” is an employee who earns or is reasonably expected to earn from his or her employer compensation greater than or equal to $150,000 in a consecutive 12-month period (which is the threshold amount for 2023 and will be adjusted annually for inflation beginning on January 1, 2024 based on adjustments to the Consumer Price Index for All Urban Consumers, in the Washington Metropolitan Statistical Area, as published by the Bureau of Labor Statistics Urban Consumers, in the Washington Metropolitan Statistical Area, as published by the Bureau of Labor Statistics of the US Department of Labor).
If the Participant is a “highly compensated employee”:
(a)As applied to Section 1(a)(ii) of Appendix A, the Restricted Period shall not exceed 365 days from the Termination Date; and
(b)The Participant is provided with the following notice, at least 14 days prior to the execution of the Agreement:
The District of Columbia’s Ban on Non-Compete Agreements Amendment Act of 2020 limits the use of non-compete agreements. It allows employers to request non-compete agreements from highly compensated employees, as that term is defined in the Ban on Non-Compete Agreements Amendment Act of 2020, under certain conditions. The Company has determined that you are a highly compensated employee. For more information about the Ban on Non-Compete Agreements Amendment Act of 2020, contact the District of Columbia Department of Employment Services (DOES).

Appendix B - 2

GEORGIA
If the Participant is primarily a resident of, or primarily provides services in, Georgia on (i) the Date of Grant or (ii) the Termination Date, Section 1(a)(ii) of Appendix A shall not apply after the Termination Date unless the Participant (1) customarily and regularly solicits customers or prospective customers for his or her employer; (2) customarily and regularly engages in making sales or obtaining orders or contracts for products or services to be performed by others; (3) has the authority to hire or fire other employees or particular weight is given to the Participant’s suggestions and recommendations as to the hiring, firing, advancement, promotion, or any other change of status of other employees; or (4) performs the duties of a “key employee” or professional.
A “key employee” is someone with “a high level of notoriety, fame, reputation, or public persona as the employer’s representative or spokesperson or has gained a high level of influence or credibility with the employer’s customers, vendors, or other business relationships or is intimately involved in the planning for or direction of the business of the employer or a defined unit of the business of the employer. Such term also means an employee in possession of selective or specialized skills, learning, or abilities or customer contacts or customer information who has obtained such skills, learning, abilities, contacts, or information by reason of having worked for the employer.”

IDAHO
If the Participant is primarily a resident of, or primarily provides services in, Idaho on (i) the Date of Grant or (ii) the Termination Date:
(a)Section 1(a)(ii) of Appendix A shall not apply after the Termination Date unless the Participant is a “key employee” or “key independent contractor”; and
(b)Section 1(a)(ii) of Appendix A shall be limited after the Termination Date to direct competition.
A “key employee” and “key independent contractor” is someone who, by reason of the employer’s investment of time, money, trust, exposure to the public, or exposure to technologies, intellectual property, business plans, business processes and methods of operation, customers, vendors or other business relationships during the course of employment, have gained a high level of inside knowledge, influence, credibility, notoriety, fame, reputation or public persona as a representative or spokesperson of the employer and, as a result, have the ability to harm or threaten an employer’s legitimate business interests.

ILLINOIS
If the Participant is primarily a resident of, or primarily provides services in, Illinois on (i) the Date of Grant or (ii) the Termination Date:
(a)Sections 1(a)(i) and 1(a)(iv) of Appendix A shall not apply after the Termination Date unless the Participant’s actual or expected annual rate of “earnings” (as defined by Illinois law) exceeds $45,000 per year (which is the threshold amount through the end of 2026, after which this amount will increase in $2,500 increments in each of 2027, 2032, and 2037, with $52,500 as the minimum threshold amount in 2037); and
(b)Section 1(a)(ii) of the Appendix A shall not apply after the Termination Date unless the Participant’s actual or expected annual rate of “earnings” (as defined by Illinois law) exceeds $75,000 per year (which is the threshold amount through the end of 2026, after which this amount will increase in $5,000 increments in each of 2027, 2032, and 2037, with $90,000 as the minimum threshold amount in 2037).

Appendix B - 3

LOUISIANA
If the Participant is primarily a resident of, or primarily provides services in, Louisiana on (i) the Date of Grant or (ii) the Termination Date, then Sections 1(a)(i) and 1(a)(ii) of Appendix A shall not apply for more than two years after the Termination Date.
Within the State of Louisiana, Sections 1(a)(i) and 1(a)(ii) of Appendix A shall apply in, and the definition of “Restricted Area” shall apply to, the following parishes municipalities, or parts thereof, so long as the Company Group continues to carry on business therein, and outside of Louisiana shall not be limited except as provided in Appendix A:
•Acadia Parish, Allen Parish, Ascension Parish, Assumption Parish, Avoyelles Parish, Beauregard Parish, Bienville Parish, Bossier Parish, Caddo Parish, Calcasieu Parish, Caldwell Parish, Cameron Parish, Catahoula Parish, Claiborne Parish, Concordia Parish, DeSoto Parish, East Baton Rouge Parish, East Carroll Parish, East Feliciana Parish, Evangeline Parish, Franklin Parish, Grant Parish, Iberia Parish, Iberville Parish, Jackson Parish, Jefferson Parish, Jefferson Davis Parish, Lafayette Parish, Lafourche Parish, LaSalle Parish, Lincoln Parish, Livingston Parish, Madison Parish, Morehouse Parish, Natchitoches Parish, Orleans Parish, Ouachita Parish, Plaquemines Parish, Pointe Coupee Parish, Rapides Parish, Red River Parish, Richland Parish, Sabine Parish, St. Bernard Parish, St. Charles Parish, St. Helena Parish, St. James Parish, St. John the Baptist Parish, St. Landry Parish, St. Martin Parish, St. Mary Parish, St. Tammany Parish, Tangipahoa Parish, Tensas Parish, Terrebonne Parish, Union Parish, Vermilion Parish, Vernon Parish, Washington Parish, Webster Parish, West Baton Rouge Parish, West Carroll Parish, West Feliciana Parish, and Winn Parish.

Appendix B - 4

MAINE
If the Participant is primarily a resident of, or primarily provides services in, Maine on (i) the Date of Grant or (ii) the Termination Date:
(a)Section 1(a)(ii) of Appendix A shall not apply after the Termination Date unless the Participant earns wages equal to, or greater than, 400% of the federal poverty level; and
(b)The terms of Section 1(a)(ii) of Appendix A, with respect to the post-employment portion of the Restricted Period, shall not take effect until the later of (i) one year after the commencement of the Participant’s employment or (ii) 6 months after the Participant executes the Agreement.

MARYLAND
If the Participant is primarily a resident of, or primarily provides services in, Maryland on (i) the Date of Grant or (ii) the Termination Date, Section 1(a)(ii) of Appendix A shall not apply after the Termination Date unless the Participant earns wages equal to, or greater than, 150% of the state minimum wage.

MASSACHUSETTS
If the Participant is, and has been for at least 30 days immediately preceding the Termination Date, a resident of, or primarily providing services in, the Commonwealth of Massachusetts:
(a)Section 1(a)(ii) of Appendix A shall not apply after the Termination Date, if the Participant is Terminated without Cause (as modified by this Massachusetts supplement);
(a)With respect to Section 1(a)(ii) of Appendix A, the Restricted Period shall not exceed 12 months from the Termination Date, unless the Participant has breached his or her fiduciary duty to the Company Group or the Participant has unlawfully taken, physically or electronically, property belonging to the Company Group, in which case the Restricted Period may not exceed 2 years from the Termination Date;
(b)The Company Group, at its discretion, including based on a determination by the Company Group, in its discretion, that additional consideration is required by Massachusetts law to render Section 1(a)(ii) of Appendix A enforceable, may elect to enforce such covenant by making garden leave payments to the Participant during the post-termination portion of the Restricted Period (but for no more than 12 months following the Termination Date) at a rate of up to 50% of the highest annualized base salary or service fees, as applicable, paid to the Participant by the Company Group within the 2-year period preceding the Termination Date (“Garden Leave Payments”). Any Garden Leave Payments paid to the Participant pursuant to this Massachusetts supplement may be reduced based on consideration of the Fair Market Value of the incentive compensation provided pursuant to the Agreement and determined in good faith by the Company Group as of the Termination Date or by (or may reduce and not be in addition to) any severance or separation pay that the Participant is otherwise entitled to receive from any member of the Company Group pursuant to an agreement, plan, or otherwise;
(c)The Company Group, in its sole discretion, may elect at any time prior to the Termination Date, or on such later date to the extent permitted by applicable law, to waive the restrictions set forth in Section 1(a)(ii) of Appendix A, upon which such waiver shall automatically terminate the Company Group’s obligations to compensate the Participant under Section (c) of this Massachusetts supplement. In such event, the Participant shall have no further obligations under Section 1(a)(ii) of Appendix A. Such waiver shall be in writing, and shall have no effect on the Participant’s obligations under the remainder of Appendix A, which shall continue in full force and effect in all respects. The Participant acknowledges and agrees that nothing in this Section (d) gives the Participant an election as to compliance with Section 1(a)(ii) of Appendix A;
(d)For purposes of enforcement of Section 1(a)(ii) of Appendix A (and no other provision of the Agreement or the Plan), “Cause” shall include any good faith determination by the Company Group that the Participant has significantly underperformed in providing services to the Company Group or engaged in conduct or behavior that violates any policy of the Company Group or is detrimental to the Company or any member of the Company Group or its reputation;
(e)The Participant acknowledges and agrees that the benefits provided by the Agreement and the Garden Leave Payments (where applicable) constitute sufficient mutually agreed-upon consideration for Section 1(a)(ii) of Appendix A; and
(f)The Participant’s agreement to the non-competition covenant in Section 1(a)(ii) of Appendix A shall be effective upon the later of the Participant’s acceptance of the Award or the date that is 10 business days after the Participant was provided with notice of the non-competition agreement.

Appendix B - 5

MINNESOTA
If the Participant is primarily a resident of, or primarily provides services in, Minnesota on (i) the Date of Grant or (ii) the Termination Date, Section 1(a)(ii) of Appendix A shall not apply during the post-employment portion of the Restricted Period.

NEVADA
If the Participant is primarily a resident of, or primarily provides services in, Nevada on (i) the Date of Grant or (ii) the Termination Date:
(a) Section 1(a)(ii) of Appendix A shall not apply during the post-employment portion of the Restricted Period:
(i)in territories in which the Company Group has not established customer contracts or goodwill or undertaken concrete steps to establish operations; or
(ii)to prevent the Participant from providing services to a former customer or client of Company Group so long as (1) the Participant did not solicit the former customer or client, (2) the customer or client voluntarily left and sought the Participant’s services and (3) the Participant has otherwise complied with the provisions of Section 1(a)(ii) of Appendix A with respect to time, geographic area and scope of restrained activity.
(b)During the post-employment portion of the Restricted Period, if the Participant’s Termination was part of a reduction of force, reorganization or similar restructuring of the Company Group, Section 1(a)(ii) of Appendix A shall only apply during the period of time which the Company Group pays the Participant’s salary, benefits or equivalent compensation, including severance pay, if any.

NEW HAMPSHIRE
If the Participant is primarily a resident of, or primarily provides services in, New Hampshire on (i) the Date of Grant or (ii) the Termination Date, Section 1(a)(ii) of Appendix A shall not apply during the post-employment portion of the Restricted Period, if the Participant earns an hourly rate that is less than or equal to (i) 200% of the federal minimum wage or (ii) 200% of the tipped minimum wage pursuant to New Hampshire law.

Appendix B - 6

NORTH DAKOTA
If the Participant is primarily a resident of, or primarily provides services in, North Dakota on (i) the Date of Grant or (ii) the Termination Date:
(a)Sections 1(a)(i) and 1(a)(ii) of Appendix A shall not apply during the post-employment portion of the Restricted Period; and
(b)Section 1(a)(iv) of Appendix A shall only apply during the post-employment portion of the Restricted Period to the extent permitted by applicable North Dakota law.

OKLAHOMA
If the Participant is primarily a resident of, or primarily provides services in, on Oklahoma (i) the Date of Grant or (ii) the Termination Date:
(a)During the post-employment portion of the Restricted Period, Section 1(a)(i) of Appendix A shall be limited to restricting direct solicitation of established customers or clients of the Company Group; and
(b)Section 1(a)(ii) of Appendix A shall not apply during the post-employment portion of the Restricted Period.

OREGON
If the Participant is primarily a resident of, or primarily provides services in, Oregon on (i) the Date of Grant or (ii) the Termination Date:
(a) Section 1(a)(ii) of Appendix A shall not apply during the post-employment portion of the Restricted Period, unless:
(i)the Award was granted in connection with either (A) a written employment offer that provided, at least two (2) weeks’ notice before the first day of employment, that a non-competition agreement was required or (B) the Participant’s subsequent bona fide advancement; and
(ii)the Participant’s total annual compensation, including commissions, as of the Termination Date, exceeds $108,576 (which is the threshold amount for 2023 and subject to annual adjustments for inflation based on adjustments to the Consumer Price Index for All Urban Consumers, West Region (All Items), as published by the Bureau of Labor Statistics of the US Department of Labor), unless the Company Group provides the Participant compensation during the post-employment portion of the Restricted Period, in which Section 1(a)(ii) of Appendix A applies, in an amount equal to the greater of 50% of the Participant’s annual gross base salary and commissions as of the Termination Date or 50% of $108,576 (which is the threshold amount for 2023 and subject to annual adjustments pursuant to Oregon law as described in this provision) during the post-employment portion of the Restricted Period.
(b)The Company shall provide the Participant a signed copy of Appendix A within 30 days following the Termination Date.
(c)Section 1(a)(ii) of Appendix A shall not apply for more than 12 months after the Termination Date.

Appendix B - 7

PUERTO RICO
If the Participant is primarily a resident of, or primarily provides services in, Puerto Rico on (i) the Date of Grant or (ii) the Termination Date, Section 1(a)(ii) of Appendix A shall not apply for more than one year after the Termination Date.

RHODE ISLAND
If the Participant is primarily a resident of, or primarily provides services in, Rhode Island on (i) the Date of Grant or (ii) the Termination Date, Section 1(a)(ii) of Appendix A shall not apply after the Termination Date, if the Participant’s average annual earnings (as defined by Rhode Island law) are less than, or equal to, 250% of the federal poverty level for individuals as established by the United States Department of Health and Human Services federal poverty guidelines.

SOUTH DAKOTA
If the Participant is primarily a resident of, or primarily provides services in, South Dakota on (i) the Date of Grant or (ii) the Termination Date, Sections 1(a)(i) and 1(a)(ii) of Appendix A shall not apply for more than two years after the Termination Date.

UTAH
If the Participant is primarily a resident of, or primarily provides services in, Utah on (i) the Date of Grant or (ii) the Termination Date, Section 1(a)(ii) of Appendix A shall not apply for more than one year after the Termination Date.

Appendix B - 8

VIRGINIA
If the Participant is primarily a resident of, or primarily provides services in, Virginia on (i) the Date of Grant or (ii) the Termination Date:
(a)Section 1(a)(ii) of Appendix A shall not apply during the post-employment period of the Restricted Period, if the Participant is considered a “low-wage employee”, which is defined as anyone earning, over a rolling 52-week period preceding the Termination Date, less than Virginia’s average weekly wage, which for the first quarter of 2023 was equivalent to approximately $77,000. A low-wage employee does not include an employee whose earnings are derived, in whole or in predominant part, from sales commissions, incentives, or bonuses; and
(b)Sections 1(a)(i) and 1(a)(ii) of Appendix A shall not prohibit the Participant from providing services to the Company Group’s customers or clients during the post-employment period of the Restricted Period, if the Participant does not initiate contact with or solicit such customer or client, to the extent required by Virginia law.

Appendix B - 9

WASHINGTON
If the Participant is primarily a resident of, or primarily provides services in, Washington on (i) the Date of Grant or (ii) the Termination Date:
(a)Section 1(a)(ii) of Appendix A shall not apply after the Termination Date unless the Participant’s annualized “earnings” (as defined by Washington law) from the Company Group exceed $120,560 per year (which is the threshold amount for 2024 and subject to annual adjustments pursuant to Washington law);
(b)If the Participant’s Termination is a result of a layoff, should any member of the Company Group choose to enforce the provisions of Section 1(a)(ii) of Appendix A, then during the post-employment portion of the Restricted Period, the Company (or other member of the Company Group, as applicable) shall pay the Participant compensation equivalent to the Participant’s base salary as of the Termination Date, minus any severance or other compensation paid by the Company Group and any compensation the Participant earns through subsequent non-competitive employment during the post-termination portion of the Restricted Period; and
(c)Section 1(a)(ii) of Appendix A shall not apply for more than eighteen months after the Termination Date.

WISCONSIN
If the Participant is primarily a resident of, or primarily provides services in, Wisconsin on (i) the Date of Grant or (ii) the Termination Date:
(a)For the post-employment portion of the Restricted Period, Section 1(a)(i) of Appendix A shall be amended to delete the words “or prospective”;
(b)Section 1(a)(ii) of Appendix A shall not apply for more than one year after the Termination Date; and
(c)Section 2(a) of Appendix A shall remain in effect until three years following the Termination Date with respect to Confidential Information that is not a trade secret, and, with respect to trade secrets, for as long as the information is a trade secret.

Appendix B - 10

EXHIBIT 1 TO STATE RESTRICTIVE COVENANT ANNEX (APPENDIX B)
California Labor Code Sections 2870, 2871 and 2872
SECTION 2870
(a)    Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
(1)    Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or
(2)    Result from any work performed by the employee for the employer.
(b)    To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.
SECTION 2871
No employer shall require a provision made void and unenforceable by Section 2870 as a condition of employment or continued employment. Nothing in this article shall be construed to forbid or restrict the right of an employer to provide in contracts of employment for disclosure, provided that any such disclosures be received in confidence, of all of the employee’s inventions made solely or jointly with others during the term of his or her employment, a review process by the employer to determine such issues as may arise, and for full title to certain patents and inventions to be in the United States, as required by contracts between the employer and the United States or any of its agencies.
SECTION 2872
If an employment agreement entered into after January 1, 1980 contains a provision requiring the employee to assign or offer to assign any of his or her rights in any invention to his or her employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention which qualifies fully under the provisions of Section 2870. In any suit or action arising thereunder, the burden of proof shall be on the employee claiming the benefits of its provisions.
* * *
Exhibit 1 to Appendix B

EXHIBIT 2 TO STATE RESTRICTIVE COVENANT ANNEX (APPENDIX B)
NOTICE TO COLORADO PARTICIPANTS
The Nonqualified Stock Option Agreement offered by Hilton Worldwide Holdings Inc. (the “Company”) to you, dated February 28, 2024, contains non-competition covenants in Sections 1(a)(i) and 1(a)(ii) of the Restrictive Covenant Agreement attached as Appendix A thereto (including Appendix B thereto), which could restrict your options for subsequent employment following the date of your termination of employment with the Company Group. You acknowledge and agree that your acceptance of this Award shall be not effective until the date which is fourteen (14) days after you were provided with this notice of the non-competition covenants provided in your Agreement.
Acknowledged via signed email and returned to the Company.

Exhibit 2 to Appendix B

APPENDIX C
HILTON 2017 OMNIBUS INCENTIVE PLAN
NONQUALIFIED STOCK OPTION AGREEMENT
TERMS AND CONDITIONS FOR NON-U.S. PARTICIPANTS
Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Plan and the Nonqualified Stock Option Agreement. For the avoidance of doubt, all provisions of the Nonqualified Stock Option Agreement and the Award Notice apply to Non-U.S. Participants except to the extent supplemented or modified by this Appendix C or Appendix D.
1.Responsibility for Taxes. This provision supplements Section 5(b) of the Nonqualified Stock Option Agreement:
(a)The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Participant’s employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, estate tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable or deemed legally applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility (or the Participant’s estate or heirs in respect of estate tax) and may exceed the amount, if any, actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends and/or any other distributions; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)In connection with any relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by:
(i)withholding from the Participant’s wages, salary, or other cash compensation payable to the Participant by the Company, the Employer, or any other member of the Company Group;
(ii)withholding from proceeds of the sale of Shares acquired at exercise of the Option either through a voluntary sale or through a mandatory sale
Appendix C - 1

arranged by the Company (on the Participant’s behalf pursuant to this authorization without further consent);
(iii)withholding in Shares to be issued upon exercise of the Option; or
(iv)any other method of withholding determined by the Company, to the extent permitted under the Plan and applicable laws;
provided, however, that if the Participant is subject to Section 16 of the Exchange Act, then the Company will withhold in Shares upon the relevant taxable or tax withholding event, as applicable, unless the use of such withholding method is problematic under applicable law or has materially adverse accounting consequences, in which case, the obligation for Tax-Related Items may be satisfied by one or a combination of methods (i), (ii) and (iv) above.
(c)The Company may withhold or account for Tax-Related Items by considering statutory withholding amounts or other applicable withholding rates, including maximum rates applicable in the Participant’s jurisdiction(s). In the event of over-withholding, the Participant may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Common Stock ) from the Company or the Employer; otherwise, the Participant may be able to seek a refund from the local tax authorities. In the event of under-withholding, the Participant may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer. If the withholding obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the portion of the Option that is exercised, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items.
(d)The Participant agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.
(e)Notwithstanding anything to the contrary in the Plan or in Section 5(b) of the Nonqualified Stock Option Agreement, if the Company is required by applicable law to use a particular definition of fair market value for purposes of calculating the taxable income for the Participant, the Company shall have the discretion to calculate any Shares to be withheld to cover any withholding obligation for Tax-Related Items by using either the price used to calculate the taxable income under applicable law or by using the closing price per Share on the New York Stock Exchange (or other principal exchange on which the Shares then trade) on the trading day immediately prior to the date of delivery of the Shares.
(f)The Participant acknowledges that U.S. estate tax may be assessed if at the time of the Participant’s death, the Participant holds Shares. For individual U.S. citizen taxpayers and for non-U.S. citizen taxpayers who are domiciled in the U.S., no U.S. estate tax is due on
Appendix C - 2

estate whose value does not exceed a certain threshold. However, U.S. estate tax law requires that, for the estates of non-U.S. citizens who reside outside the U.S. or who live in the U.S. but are not domiciled in the U.S., a U.S. estate tax return must be filed if the gross estate exceeds a certain threshold (currently US$ 60,000) and U.S. estate tax must be paid on that excess amount. If an estate tax treaty applies, the tax consequences may differ, but the Participant’s estate or heirs may need to file an estate tax return to claim the benefits of an applicable estate tax treaty. Due to the complexity of these laws, the Participant should consult with a personal tax or financial advisor.
2.Nature of Grant. This provision supplements Section 13 of the Nonqualified Stock Option Agreement:
By accepting the grant of the Option, the Participant acknowledges, understands and agrees that:
(a)the Option grant and the Participant’s participation in the Plan shall not create a right to employment and shall not be interpreted as forming or amending an employment contract with any member of the Company Group;
(b)the Option and the Shares subject to the Option, and the income from and value of same, are not intended to replace any pension rights or compensation;
(c)unless otherwise agreed with the Company, the Option and the Shares subject to the Option, and the income from and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of any member of the Company Group;
(d)for purposes of the Option, the Termination Date shall be the date the Participant is no longer actively providing services to any member of the Company Group (regardless of the reason for such termination and whether or not later to be found invalid or in breach of applicable laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), and such date will not be extended by any notice period (e.g., the Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under applicable laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any); the Committee shall have the exclusive discretion to determine when the Participant is no longer actively providing services for purposes of the Option (including whether the Participant may still be considered to be providing services while on a leave of absence);
(e)unless otherwise provided in the Plan or by the Company in its discretion, the Option and the benefits evidenced by this Agreement do not create any entitlement to have the Option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Common Stock; and
Appendix C - 3

(f)no member of the Company Group shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Option or of any amounts due to the Participant pursuant to the exercise of the Option or the subsequent sale of any Shares acquired upon exercise.
3.Foreign Asset/Account Reporting; Exchange Controls. The Participant’s country may have certain foreign asset and/or account reporting requirements and/or exchange controls that may affect the Participant’s ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside the Participant’s country. The Participant may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country. The Participant also may be required to repatriate sale proceeds or other cash received as a result of the Participant’s participation in the Plan to his or her country through a designated bank or broker and/or within a certain time after receipt. The Participant acknowledges that it is his or her responsibility to be compliant with such regulations, and the Participant is advised to consult his or her personal legal advisor for any details.
4.Termination of Employment. This provision supplements Section 6(d) of the Nonqualified Stock Option Agreement:
Notwithstanding any provision of the Agreement, if the Company receives a legal opinion that there has been a legal judgment and/or legal development in the Participant’s jurisdiction that likely would result in the favorable treatment that applies to the Option when the Participant terminates employment as a result of the Participant’s Retirement being deemed unlawful and/or discriminatory, the provisions of Section 6(d) regarding the treatment of the Option when the Participant terminates employment as a result of the Participant’s Retirement shall not be applicable to the Participant and the remaining provisions of this Section 6 shall govern.
5.Compliance with Law. Notwithstanding any provision of the Plan or this Agreement, unless there is an exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to deliver any Shares issuable upon exercise of the Option prior to the completion of any registration or qualification of the Shares under any U.S. or non-U.S. federal, state or local securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or any other governmental regulatory body, or prior to obtaining any approval or other clearance from any U.S. or non-U.S. federal, state or local governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. The Participant understands that the Company is under no obligation to register or qualify the Shares with the SEC or any state or non-U.S. securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, the Participant agrees that the Company shall have unilateral authority to amend the Agreement without the Participant’s consent, to the extent necessary to comply with securities or other laws applicable to the issuance of Shares.
6.Language. By accepting the Agreement, the Participant acknowledges and represents that the Participant is sufficiently proficient in the English language, or has consulted
Appendix C - 4

with an advisor who is sufficiently proficient in English, so as to allow the Participant to understand the terms of the Agreement and any other documents related to the Plan. If the Participant has received a copy of this Agreement (or the Plan or any other document related hereto or thereto) translated into a language other than English, such translated copy is qualified in its entirety by reference to the English version of the Plan, and in the event of any conflict the English version will govern, unless otherwise required by applicable law.
Appendix C - 5

APPENDIX D
HILTON 2017 OMNIBUS INCENTIVE PLAN
NONQUALIFIED STOCK OPTION AGREEMENT
COUNTRY-SPECIFIC TERMS AND CONDITIONS
Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Plan, the Nonqualified Stock Option Agreement and the Terms and Conditions for Non-U.S. Participants.
Terms and Conditions
This Appendix D includes additional terms and conditions that govern the Option if the Participant resides and/or works in one of the countries listed below. If the Participant is a citizen or resident of a country (or is considered as such for local law purposes) other than the one in which the Participant is currently residing and/or working or if the Participant moves to another country after receiving the grant of the Option, the Company will, in its discretion, determine the extent to which the terms and conditions herein will be applicable to the Participant.
Notifications
This Appendix D also includes information regarding exchange controls and certain other issues of which the Participant should be aware with respect to the Participant’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of January 2024. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information in this Appendix D as the only source of information relating to the consequences of the Participant’s participation in the Plan because the information may be out of date at the time that the Option is exercised or the Participant sells Shares acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation and the Company is not in a position to assure the Participant of a particular result. Accordingly, the Participant should seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to the Participant’s situation.
If the Participant is a citizen or resident of a country other than the one in which the Participant is currently residing and/or working (or if the Participant is considered as such for local law purposes) or if the Participant moves to another country after receiving the grant of the Option, the information contained herein may not be applicable to the Participant in the same manner.

Appendix D - 1

DATA PRIVACY PROVISIONS FOR PARTICIPANTS
IN ALL COUNTRIES OUTSIDE THE U.S.
Data Privacy Notice for Participants in the European Union / European Economic Area / Switzerland / United Kingdom (“EEA+”)
Pursuant to applicable data protection laws, the Participant is hereby notified that the Company collects, processes, uses and transfers certain personally-identifiable information about the Participant for the exclusive purpose of granting RSUs and implementing, administering and managing the Participant’s participation in the Plan. Specifics of the data processing are described below.
Controller and Representative in the United Kingdom and European Union. Unless stated otherwise below, the Company is the controller responsible for the processing of the Participant’s Personal Data (as defined below) in connection with the Plan.
The Company’s representative in the United Kingdom is:
Hilton UK Hotels Ltd.
Hilton Legal Department
Maple Court, Central Park, Reeds Crescent
Watford, Hertfordshire WD24 4QQ
United Kingdom
Via email: DataProtectionOffice@hilton.com
The Company’s representative in the European Union is:
Hilton International Nederland BV
Amsterdam Hilton
Apollolaan 138
1077 BG
Amsterdam
Netherlands
Via email: DataProtectionOffice@hilton.com
Purposes and Legal Bases of Processing. The Company processes the Personal Data (as defined below) for the purpose of performing its contractual obligations under the Nonqualified Stock Option Agreement, granting Options, implementing, administering and managing the Participant’s participation in the Plan and facilitating compliance with applicable law. The legal basis for the processing of the Personal Data (as defined below) by the Company and the third-party service providers described below is the necessity of the data processing for the Company to perform its contractual obligations under the Nonqualified Stock Option Agreement and for the Company’s legitimate business interests of managing the Plan and generally administering the Option.
Appendix D - 2

Personal Data Subject to Processing. The Company collects, processes and uses the following types of personal data about the Participant: The Participant’s name, home address, email address, date of birth, social insurance, passport number or other identification number, any shares of stock or directorships held in the Company, details of all Options or any other entitlement to Shares awarded, canceled, settled, vested, unvested or outstanding in the Participant’s favor, which the Company receives from the Participant or the Employer (“Personal Data”).
Stock Plan Administration Service Providers. The Company transfers Personal Data to Fidelity Stock Plan Services and certain of its affiliated companies (collectively, “Fidelity”), an independent stock plan administrator with operations, relevant to the Company, in the United States, which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select different service providers and may share Personal Data with such service providers. The Company’s stock plan administrators will open an account for the Participant to receive and trade Shares. The Participant will be asked to agree on separate terms and data processing practices with the service provider, which is a condition of the Participant’s ability to participate in the Plan. Personal Data will only be accessible by those individuals requiring access to it for purposes of implementing, administering and operating the Participant’s participation in the Plan. The Participant understands that the Participant may request a list with the names and addresses of any potential recipients of Personal Data by contacting Hilton’s Data Protection Officer as follows:
Hilton Office of the Data Protection Officer
7930 Jones Branch Drive
McLean, VA 22102 USA
Via email: DataProtectionOffice@hilton.com
Other Recipients. The Company may further transfer Personal Data to other third party service providers, if necessary to ensure compliance with applicable laws, exercise or defense of legal rights, and archiving, back-up and deletion processes. Such third party service providers may include the Company’s outside legal counsel as well as the Company’s auditor. Wherever possible, the Company will anonymize data, but the Participant understands that his or her Personal Data may need to be transferred to such providers to ensure compliance with applicable law and/or tax requirements.
International Data Transfers. The Company and its service providers, including, without limitation, Fidelity, operate, relevant to the Company, in the United States, which means that it will be necessary for Personal Data to be transferred to, and processed in, the United States. The Participant understands and acknowledges that the United States is not subject to an unlimited adequacy finding by the European Commission and that Personal Data may not have an equivalent level of protection as compared to the Participant’s country of residence. The legal basis for the transfer of the Personal Data to the Company and the third-party service providers described above is the necessity of the data transfer for the Company to perform its contractual obligations under the Agreement.
Appendix D - 3

Data Retention. The Company will use the Personal Data only as long as necessary to implement, administer and manage the Participant’s participation in the Plan, or as required to comply with applicable laws, exercise or defense of legal rights, and archiving, back-up and deletion processes. This means that Personal Data may be retained even after the Termination Date.
Data Subject Rights. To the extent provided by law, the Participant has the right to: (i) request access to and obtain a copy of the Personal Data; (ii) request rectification (or correction) of Personal Data that is inaccurate; (iii) request erasure (or deletion) of Personal Data that is no longer necessary to fulfill the purposes for which it was collected, or does not need to be retained by the Company for other legitimate purposes; (iv) restrict or object to the processing of the Personal Data; and (v) if applicable, request that Personal Data be ported (transferred) to another company.
Subject to the applicable data protection laws, application of the above rights may vary depending on the type of data involved, and the Company’s particular basis for processing the Personal Data.
To receive clarification or make a request to exercise one of the above rights, the Participant can contact Hilton’s Data Protection Officer as follows:
Hilton Office of the Data Protection Officer
7930 Jones Branch Drive
McLean, VA 22102 USA
Via email: DataProtectionOffice@hilton.com
Contractual Requirement. The Participant’s provision of Personal Data, its processing and transfer as described above is a contractual requirement and a condition to the Participant’s ability to participate in the Plan. The Participant understands that, as a consequence of the Participant’s refusing to provide Personal Data, the Company may not be able to allow the Participant to participate in the Plan, grant Options to the Participant or administer or maintain such Options. However, the Participant’s participation in the Plan and his or her acceptance of this Agreement are purely voluntary. While the Participant will not receive Options if he or she decides against participating in the Plan or providing Personal Data as described above, the Participant’s career and salary will not be affected in any way. For more information on the consequences of the refusal to provide Personal Data, the Participant may contact Hilton’s Legal Privacy Office as follows:
Hilton Legal Privacy Office
7930 Jones Branch Drive
McLean, VA 22102, USA
Via email: Privacy@hilton.com
How to Contact Us. For copies of additional privacy documents mentioned in this Agreement, or if the Participant has privacy concerns or questions related to this Agreement,
Appendix D - 4

the Participant may contact the Company at Hilton Legal Privacy Office, 7930 Jones Branch Drive, McLean, VA 22102, USA.
Data Privacy Consent for Participants outside the EEA+ and the U.S.
The Participant acknowledges and agrees to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in the Agreement and any other Option grant materials by and among, as applicable, the Company and the Employer, for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that the Company and the Employer may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address, e-mail address, and telephone number, work location and phone number, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, hire date, any shares of stock or directorships held in the Company, details of all awards or any other entitlement to shares awarded, cancelled, exercised, vested, unvested or outstanding in the Participant’s favor, for the purpose of implementing, administering and managing the Participant’s participation in the Plan (“Data”).
The Participant understands that Data will be transferred to Fidelity Stock Plan Services and certain of its affiliated companies (“Fidelity”) which is assisting the Company in the implementation, administration and management of the Plan (or any other third party service provider which may assist the Company in the future), that these recipients may be located in the Participant’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Participant’s country. The Participant understands that the Participant may request a list with the names and addresses of any potential recipients of the Data by contacting the Participant’s local human resources representative. The Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that the Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s local human resources representative.
The Participant understands that the Participant is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke the Participant’s consent, the Participant’s employment status or service with the Employer will not be affected; the only consequence of the Participant’s refusing or withdrawing the Participant’s consent is that the Company would not be able to grant Options or other equity awards to the Participant or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences
Appendix D - 5

of Participant’s refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact the Participant’s local human resources representative.
Finally, the Participant understands that the Company may rely on a different basis for the processing or transfer of Data in the future and/or request that the Participant provide another data privacy consent. If applicable, the Participant agrees that upon request of the Company or the Employer, the Participant will provide an executed acknowledgement or data privacy consent form (or any other agreements or consents) that the Company and/or the Employer may deem necessary to obtain from the Participant for the purpose of administering the Participant’s participation in the Plan in compliance with the data privacy laws in the Participant’s country, either now or in the future. The Participant understands and agrees that the Participant will not be able to participate in the Plan if the Participant fails to provide any such consent or agreement requested by the Company and/or the Employer.
AUSTRALIA
Notifications
Securities Law Information. If the Participant acquires Shares under the Plan and offers the Shares for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law. The Participant should obtain legal advice regarding any applicable disclosure obligations before making any such offer in Australia.
Australian Tax Treatment. The Plan is subject to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to the conditions in that Act).
CHINA
Terms and Conditions
The following provisions apply if the Participant is subject to exchange control restrictions and regulations in China, including the requirements imposed by the State Administration of Foreign Exchange (“SAFE”), as determined by the Company in its sole discretion:
SAFE Approval Requirement. Notwithstanding any provision in the Agreement, the Option shall not vest nor be exercisable until all necessary exchange control and other approvals from SAFE or its local counterpart have been received by the Company or one of the members of the Company Group in China under applicable exchange control rules with respect to the Plan and the Options granted thereunder. Further, the Company is under no obligation to permit vesting and exercise of the Option or to issue Shares, if SAFE approval is obtained but subsequently becomes invalid or ceases to be in effect by the time the Participant exercises the Option.
Termination of Employment. Notwithstanding any provision in the Agreement, if the Participant’s employment terminates for any reason, the Option will expire ninety (90) days after the Termination Date (or, if earlier, at the expiration of the Option Period). Further,
Appendix D - 6

any Shares held by the Participant at the time of Termination must be sold by the Participant within ninety (90) days after the Termination Date. If not sold by the Participant within such timeframe, the Company will force the sale of the Shares as described in the Restriction on Sale of Shares section below.
Form of Payment for Options. Notwithstanding Section 5 of the Nonqualified Stock Option Agreement, the Participant may pay the Exercise Price only by using a cashless exercise (or same-day sale) exercise procedure whereby the Participant instructs a broker to immediately sell a number of Shares subject to the Option and use the sale proceeds to cover the Exercise Price. The Company reserves the right to provide the Participant with additional methods of payment depending on the development of local law.
Auto Exercise. Due to local regulatory requirements, Section 5(d) of the Agreement shall not apply to the Participant and any Option not exercised by the Participant before the expiration of the Option Period or before the Option expires after a Termination shall be forfeited as of such expiration date.
Restriction on Sale of Shares. Due to local regulatory requirements, the Company reserves the right to force the sale of any Shares issued upon exercise of the Option. The sale may occur (i) immediately upon issuance, (ii) following the Participant’s termination of employment, (iii) following the Participant’s transfer of employment to the Company, or a member of the Company Group outside of China, or (iv) within any other timeframe as the Company determines to be necessary or advisable to comply with local regulatory requirements. The Participant is required to maintain any Shares acquired under the Plan in an account at a broker designated by the Company (“Designated Account”) and any Shares deposited into the Designated Account cannot be transferred out of the Designated Account unless and until they are sold.
In order to facilitate the foregoing, the Company is authorized to instruct its designated broker to assist with the sale of the Shares (on the Participant’s behalf pursuant to this authorization without further consent) and the Participant expressly authorizes the Company’s designated broker to complete the sale of such Shares. The Participant acknowledges that the Company’s designated broker is under no obligation to arrange for the sale of the Shares at any particular price. Upon the sale of the Shares, the Company will pay to the Participant the cash proceeds from the sale, less any brokerage fees or commissions and subject to any obligation to satisfy Tax-Related Items. If the Shares acquired under the Plan are sold, the repatriation requirements described below shall apply.
Employees transferring from outside of China to a member of the Company Group in China and employees transferring from a member of the Company Group in China out of China may become or remain subject to the requirements set forth in this Appendix C, as determined by the Company in its sole discretion.
Dividend Reinvestment. In the event that the Company, in its discretion, declares payment of any cash dividends on Common Stock, the Participant acknowledges and agrees that the Company and/or the designated broker may use such cash dividends to
Appendix D - 7

automatically purchase additional Shares to be issued into the Participant’s brokerage account. Any additional Shares acquired pursuant to the preceding sentence are subject to the same exchange control requirements as other Shares the Participant may hold. Any cash dividends not used to purchase Shares or pay associated costs (e.g., broker fees) will be immediately repatriated to China pursuant to the procedures set by the Company in compliance with SAFE requirements.
Exchange Control Requirement. Pursuant to exchange control requirements in China, the Participant will be required to immediately repatriate to China any cash proceeds from the sale of the Shares acquired under the Plan or the receipt of any dividends paid on such Shares (unless immediately reinvested, as described above). The Participant understands that, under applicable laws, such repatriation of the cash proceeds may need to be effectuated through a special exchange control account established by the Company or a member of the Company Group in China, and the Participant hereby consents and agrees that any proceeds from the sale of Shares or the receipt of dividends may be transferred to such special account prior to being delivered to the Participant. The Participant also understands that the Company will deliver the proceeds to the Participant as soon as possible, but that there may be delays in distributing the funds to the Participant due to exchange control requirements. The Participant understands that the proceeds may be paid to the Participant in U.S. dollars or in local currency, at the Company’s discretion. If the proceeds are paid in U.S. dollars, the Participant will be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account. If the proceeds are paid in local currency, the Company is under no obligation to secure any particular exchange conversion rate and the Company may face delays in converting the proceeds to local currency due to exchange control restrictions.
Finally, the Participant agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.
INDIA
Notifications
Exchange Control Information. The Participant understands that the Participant must repatriate any proceeds from the sale of Shares acquired under the Plan to India within such period of time as prescribed under applicable Indian exchange control laws, as may be amended from time to time. The Participant will receive a foreign inward remittance certificate (“FIRC”) from the bank where the Participant deposits the foreign currency. The Participant should maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation. It is the Participant’s responsibility to comply with applicable exchange control laws in India. In addition, the Participant may be subject to Tax Collection At Source if the Participant’s annual remittances out of India exceed a certain amount (currently INR 700,000). The Participant may be required to provide a declaration to the bank remitting the funds to determine if such amount has been reached. The Participant also agrees to provide any information that may be required by the Company or the Employer to make any applicable filings under exchange control laws in India.
Appendix D - 8

Foreign Asset/Account Reporting Information. The Participant is required to declare any foreign bank accounts for which the Participant has signing authority in the Participant’s annual tax return. It is the Participant’s responsibility to comply with applicable tax laws in India. The Participant should consult with the Participant’s personal tax advisor to ensure that the Participant is properly reporting the Participant’s foreign assets and bank accounts.
SINGAPORE
Terms and Conditions
Restriction on Sale of Shares. The Option is subject to section 257 of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”) and the Participant should not make any subsequent sale in Singapore, or any offer of such subsequent sale of the Shares underlying the Option, unless such sale or offer in Singapore is made: (1) after 6 months of the Date of Grant of the Option to the Participant; or (2) pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.
Notifications
Securities Law Information. The offer of the Plan, the grant of the Option, and the value of any underlying Shares on exercise are being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the SFA. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore.
Director Notification Obligation. Directors, associate directors or shadow directors of a Singapore member of the Company Group are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify such entity in writing within two business days of any of the following events: (i) the acquisition or disposal of an interest (e.g., Option granted under the Plan or Shares) in the Company or any member of the Company Group, (ii) any change in previously-disclosed interests (e.g., sale of Shares), of (iii) becoming a director, associate director or shadow director of a member of the Company Group in Singapore, if the individual holds such an interest at that time.
SPAIN
Terms and Conditions
No Entitlement for Claims or Compensation. This provision supplements Section 13 of the Nonqualified Stock Option Agreement and Section 2 of the Terms and Conditions for Non-U.S. Participants:
By accepting the Option, the Participant consents to participation in the Plan and acknowledges that the Participant has received a copy of the Plan document.
Appendix D - 9

The Participant understands that the Company has unilaterally, gratuitously and in its sole discretion decided to make grants of Options under the Plan to individuals who may be employees of the Company or other members of the Company Group throughout the world. The decision is limited and entered into based upon the express assumption and condition that any Options will not economically or otherwise bind the Company or any other member of the Company Group, including the Employer, on an ongoing basis, other than as expressly set forth in the Agreement. Consequently, the Participant understands that the Options are granted on the assumption and condition that the Options shall not become part of any employment contract (whether with the Company or any other member of the Company Group, including the Employer) and shall not be considered a mandatory benefit, salary for any purpose (including severance compensation) or any other right whatsoever. Furthermore, the Participant understands and freely accepts that there is no guarantee that any benefit whatsoever shall arise from the grant of the Option, which is gratuitous and discretionary, since the future value of the Option is unknown and unpredictable.
The Participant understands and agrees that, unless otherwise expressly set forth in the Agreement, the Participant’s termination of employment for any reason (including for the reasons listed below) will automatically result in the cancellation and loss of any Options that may have been granted to the Participant and that were not fully vested on the Termination Date. In particular, the Participant understands and agrees that, unless otherwise expressly set forth in the Agreement, the Option will be cancelled without entitlement to any proceeds or to any amount as indemnification if the Participant terminates employment by reason of, including, but not limited to: resignation, death, disability, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause, individual or collective layoff on objective grounds, whether adjudged to be with cause or adjudged or recognized to be without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer, and under Article 10.3 of Royal Decree 1382/1985.
The Participant also understands that the grant of the Option would not be made but for the assumptions and conditions set forth hereinabove; thus, the Participant understands, acknowledges and freely accepts that, should any or all of the assumptions be mistaken or any of the conditions not be met for any reason, the grant of the Option shall be null and void.
Notifications
Securities Law Information. The Options do not qualify under Spanish regulations as securities. No “offer of securities to the public”, as defined under Spanish law, has taken place or will take place in the Spanish territory. The Agreement (including Appendix B and this Appendix C) has not been nor will it be registered with the Comisión Nacional del Mercado de Valores,and does not constitute a public offering prospectus.
Foreign Asset/Account Reporting Information. The Participant may be subject to certain tax reporting requirements with respect to rights or assets (including cash in a bank or brokerage account) held outside of Spain with an aggregate value exceeding a certain threshold
Appendix D - 10

(currently €50,000 per type of asset or right) as of December 31 each year. Unvested awards (e.g., the Option) are not considered assets or rights for purposes of this reporting requirement. If applicable, the Participant must report the assets on Form 720 by no later than March 31 following the end of the relevant year. After the assets and/or rights are initially reported, the reporting obligation will apply only if the value of previously-reported assets or rights increases by more than a certain threshold (currently €20,000) as of each subsequent December 31. The Participant should consult with the Participant’s personal advisor to determine the Participant’s obligations in this respect.
In addition, the Participant may be required to electronically declare to the Bank of Spain any foreign accounts (including brokerage accounts held abroad), any foreign instruments and any transactions with non-Spanish residents (including any payments of cash made to the Participant by the Company into a U.S. brokerage account) if the balances in such accounts together with the value of such instruments as of December 31, or the volume of transactions with non-Spanish residents during the prior or current year, exceed a certain threshold (currently €1,000,000). Once the threshold has been surpassed in either respect, the Participant will generally be required to report all of the Participant’s foreign accounts, foreign instruments and transactions with non-Spanish residents, even if the relevant threshold has not been crossed for an individual item. The Participant will generally only be required to report on an annual basis.
UNITED ARAB EMIRATES
Notifications
Securities Law Information. Participation in the Plan is being offered only to Eligible Persons and is in the nature of providing equity incentives to Eligible Persons. Any documents related to participation in the Plan, including the Plan, the Agreement and any other grant documents (“Option Documents”), are intended for distribution only to such Eligible Persons and must not be delivered to, or relied on by, any other person. The United Arab Emirates securities or financial/economic authorities have no responsibility for reviewing or verifying any Option Documents and have not approved the Option Documents nor taken steps to verify the information set out in them, and thus, are not responsible for their content.
The securities to which this statement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. The Participant is aware that he or she should, as a prospective stockholder, conduct his or her own due diligence on the securities. The Participant acknowledges that if he or she does not understand the contents of the Option Documents, the Participant should consult an authorized financial advisor.
Appendix D - 11

UNITED KINGDOM
Terms and Conditions
Responsibility for Taxes. This provision supplements Section 5(b) of the Nonqualified Stock Option Agreement and Section 1 of the Terms and Conditions for Non-U.S. Participants:
Without limitation to Section 5(b) of the Nonqualified Stock Option Agreement or Section 1 of the Terms and Conditions for Non-U.S. Participants, the Participant agrees that the Participant is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items as and when requested by the Company or the Employer or by HM Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Participant also agrees to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on the Participant’s behalf.
Notwithstanding the foregoing, if the Participant is a director or executive officer (within the meaning of Section 13(k) of the Exchange Act), the Participant understands that he or she may not be able to indemnify the Company for the amount of any Tax-Related Items not collected from or paid by the Participant, in case the indemnification could be considered to be a loan. In this case, the Tax-Related Items not collected or paid may constitute a benefit to the Participant on which additional income tax and National Insurance contributions (“NICs”) may be payable. The Participant understands that he or she will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company and/or the Employer (as appropriate) the amount of any NICs due on this additional benefit, which may also be obtained from the Participant by any of the means referred to in Section 5(b) of the Nonqualified Stock Option Agreement or Section 1 of the Terms and Conditions for Non-U.S. Participants.
Appendix D - 12